Exhibit 19.1

Compensation Recovery Policy

Effective Date: March 28, 2023

POLICY STATEMENT

1.

Overview and Purpose. Archrock, Inc. (“Archrock” or “the Company”) has adopted this Securities Trading Policy (the “Policy”) to assist in compliance with insider trading laws and to prevent the appearance of improper insider trading.

In the course of their employment or service, Archrock’s Insiders (as defined below) may come into possession of information about Archrock or other companies that is not generally available to the public. Except as otherwise provided in this Policy, Archrock Insiders are prohibited from trading in Archrock securities or the securities of other publicly traded companies while in possession of material nonpublic information, also called “inside information,” about those securities. This type of illegal conduct is referred to as “insider trading.” The fact that an individual possesses inside information is enough to bar them from trading; it is no defense that the reasons for trading are not based on that information.

2.

Applicability. This Policy applies to members of our Board of Directors (the “Board”), officers, employees and contractors of the Company, as well as their respective Immediate Family Members (collectively referred to as “Insiders”), as well as any other individuals the Chief Compliance Officer may designate as Insiders because they may have access to material nonpublic information concerning the Company.

Except as set forth explicitly below, this Policy applies to any and all transactions in the Company’s securities, including transactions in common stock, options, preferred stock, restricted stock, restricted stock units, debt instruments and any other type of securities that the Company may issue. This Policy applies to such securities regardless of whether they are held in a brokerage account, a 401(k) or similar account, through an employee stock purchase plan or otherwise.

3.	Definitions.

a.

Immediate Family Member. Includes an Insider’s spouse, parents, stepparents, children, stepchildren, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, brothers- and sisters-in-law, dependents, anyone to whom such person provides financial support or from whom such person receives financial support and any other person (other than domestic employees) who shares the Insider’s home.

b.

“Material” Information. There is no bright line test for determining whether particular information is material. Such a determination depends on the facts and circumstances unique to each situation and cannot be made solely based on the potential financial impact of the information. In general, information about the Company should be considered “material” if a reasonable investor would consider the information significant when deciding whether to buy or sell Company securities, or if the information, if disclosed, could be viewed by a reasonable investor as having significantly altered the total mix of information available in the marketplace about the Company. Examples of material information may include (but are not limited to):

•	New major contracts, orders, suppliers, customers, or finance sources, or the loss thereof.
•	Major discoveries or significant changes or developments in products or product lines, research or technologies.
•	Significant changes or developments in supplies or inventory, including significant product defects, recalls, delays or product returns.
•	Stock splits, public or private securities/debt offerings, or changes in dividend policies or amounts.
•	Significant changes in senior management.
•	Actual or threatened major litigation, or the resolution of such litigation.
•	An imminent change in the Company’s credit rating by a rating agency.
•	The contents of forthcoming publications that may affect the market price of Company securities.
•	Significant breaches of information technology systems or other events impacting cybersecurity.

Put simply, if the information could reasonably be expected to affect the price of the Company’s stock, it should be considered material. It is important to remember that whether information is material will be viewed by enforcement authorities with the benefit of hindsight. In other words, if the price of the Company’s stock changed as a result of the information having been made public, it will likely be considered material by enforcement authorities.

While it is not possible to identify every type of information that could be deemed “material,” the following matters ordinarily should be considered material:

•	Projections of future earnings or losses, or other earnings guidance, or changes in projections or guidance.
•	Financial performance, especially quarterly and year-end earnings or significant changes in financial performance or liquidity.
•	Potential significant mergers and acquisitions or the sale of significant assets or subsidiaries.

c.

“Nonpublic” Information. Information is “nonpublic” if it has not been disseminated in a manner that makes it generally available to investors in a Regulation FD-compliant method, such as through a widely circulated news or wire service (e.g., Dow Jones, Bloomberg, PR Newswire, etc.) or through a public filing with the Securities and Exchange Commission (the “SEC”). For the purposes of this Policy, information will be not considered public until after the close of trading on the first full trading day following the Company’s widespread public release of the information.

GUIDANCE

4.	Generally Prohibited Activities. The prohibitions below apply to actions an Insider may take directly or indirectly through Immediate Family Members or other persons or entities.

a.

Possession of Non-Public Information. No Insider may buy, sell or otherwise transact in (including gifting of) Company securities while aware of material nonpublic information concerning the Company, even if they are not subject to a trading blackout.

b.

Trading Blackouts. No Insider who is subject to a trading blackout may buy, sell or otherwise transact in Company securities during any such trading blackout period even if the Insider is not aware of any material nonpublic information regarding the Company. The Chief Compliance Officer shall determine and inform those Insiders who are subject to regular quarterly or special trading blackouts.

c.

Tipping. Providing material nonpublic information to another person who may trade or advising others to trade on the basis of that information is known as “tipping” and is illegal. Tipping inside information to another person may constitute a violation by both the person who provides the information, the “tipper,” and the person who receives it, the “tippee.” Tipping of inside information is a violation of the law that is just as serious as if the tipper had traded on the information himself or herself. It is particularly important to recognize the risk of inadvertently tipping inside information to someone outside of Archrock, such as when fielding inquiries from customers and vendors. If there is any doubt whether a person is authorized to receive certain information about Archrock, the information should not be disclosed until the Chief Compliance Officer has been consulted. Penalties will apply whether or not the tipper derives any personal benefit from the tippee’s actions.

d.

Giving Trading Advice. No Insider may give trading advice of any kind about the Company to anyone, whether or not such Insider is aware of material nonpublic information about the Company, except that Insiders should advise other Insiders not to trade if such trading might violate the law or this Policy.

e.	Engaging in Short Sales. No Insider may engage in short sales of Company securities. A short sale is the sale of a security that the seller does not own at the time of the trade.

f.

Engaging in Derivative Transactions. No Insider may engage in puts, calls, warrants or other derivative instruments that relate to or involve Company securities. Such transactions are, in effect, bets on short-term movements in the Company’s stock price and therefore can create the appearance that the transaction is based on nonpublic information.

g.

Hedging. No Insider may engage in hedging transactions involving Company securities, including forward sale or purchase contracts, equity swaps, collars or exchange funds. Such transactions are speculative in nature and therefore can create the appearance that the transaction is based on nonpublic information.

h.

Trading on Margin or Pledging. No Insider may hold Company securities in a margin account or pledge or hypothecate[1] Company securities as collateral for a loan. Margin sales or foreclosure sales may occur at a time when the Insider is aware of material nonpublic information or otherwise is not permitted to trade in Company securities.

i.

Trading in Securities of Other Companies. No Insider may, while in possession of material nonpublic information about any other public company gained in the course of employment with the Company, (a) trade in the securities of the other public company, (b) “tip” or disclose such material nonpublic information concerning that company to anyone, or (c) give trading advice of any kind to anyone concerning the other public company.

5.	Permitted Transactions. The following activities are not restricted pursuant to this Policy:

a.

Restricted Stock Vesting. The vesting of restricted stock, or the exercise of a tax withhold right pursuant to which an Insider elects to have the Company withhold shares of stock to satisfy tax withholding requirements upon the vesting of any restricted stock, provided that any securities acquired pursuant to such vesting may not be sold while the Insider is in possession of material nonpublic information or is subject to a trading blackout.

b.

Stock Option Exercises. Exercises of stock options or similar equity awards or the surrender of shares to the Company in payment of the stock option exercise price or in satisfaction of any tax withholding obligations, provided that any securities acquired pursuant to such exercise may not be sold, including as part of a broker-assisted cashless exercise, while the Insider is in possession of material nonpublic information or is subject to a trading blackout.

c.

Employee Stock Purchase Plan. The election to acquire shares of Company securities under the Archrock, Inc. Employee Stock Purchase Plan or any other individual account that is made pursuant to standing instructions entered into while the Insider is not in possession of material nonpublic information or is not otherwise subject to a trading blackout.

d.	Rule 10b5-1 Trading Plans. Purchases or sales made pursuant to a Rule 10b5-1 trading plan that is adopted and operated in compliance with the terms of this Policy (see Addendum B).

e.

Other Transactions. Other purchases or sales of securities that do not involve a discretionary market transaction, for example, the purchase or sale of mutual funds where the individual investor has no discretion over the individual investments in the mutual fund or the timing of such investments.

6.

Post-Termination Transactions. This Policy continues to apply to transactions in the Company’s securities after termination of service to the Company. If an Insider is in possession of material nonpublic information when his or her service terminates, or if the Insider was subject to a trading blackout at the time of termination, that individual may not trade in the Company’s securities until any such material nonpublic information has become public or is no longer material and/or the Company’s trading window has opened. If applicable, the pre-clearance procedures specified herein, however, will cease to apply to transactions in the Company’s securities upon the opening of the Company’s trading window and/or expiration of any trading blackout period, at which point the provisions set forth herein shall no longer apply.

1  Pledge: lender (pledgee) takes possession of security.

Hypothecation: lender does not take possession unless and until debt must be satisfied through delivery or sale of the security.

7.	Potential Penalties and Sanctions.

a.

Civil and Criminal Penalties. The consequences of prohibited insider trading or tipping can be severe. Persons violating insider trading or tipping rules may be required to disgorge the profit made or the loss avoided by the trading, pay the loss suffered by the person who purchased securities from or sold securities to the Insider or tippee, pay significant civil and/or criminal penalties, and serve a lengthy jail term. The Company in such circumstances may also be required to pay major civil or criminal penalties as well as suffer significant reputational damage.

b.

Company Discipline. Violation of this Policy or federal or state insider trading or tipping laws by any Insider may, in the case of a director, subject the director to dismissal proceedings and, in the case of an officer or employee, subject the officer or employee to disciplinary action by the Company up to and including termination for cause.

c.

Reporting of Violations. Any Insider who violates this Policy, including the Policy Addendums, or any federal or state law governing insider trading or tipping, or knows of any such violation by any other Insider, must report the violation immediately to the Chief Compliance Officer. Upon determining that any such violation has occurred, the Chief Compliance Officer, in consultation with the Company’s Disclosure Committee and, where appropriate, the Chair of the Audit Committee of the Board, will determine whether the Company should release any material nonpublic information, and, when required by applicable law, shall cause the Company to report the violation to the SEC or other appropriate governmental authority.

8.

Chief Compliance Officer Responsibilities. The Company has designated its General Counsel as the individual responsible for administration of this Policy (the “Chief Compliance Officer”). The duties of the Chief Compliance Officer include:

•	Administer the Policy and monitor and enforce compliance with all Policy provisions and procedures.
•	Respond to all inquiries relating to this Policy.
•	Review and either approve or deny all proposed trades by Reporting Persons and hardship trades in accordance with the procedures set forth in Addendum A.
•

After discussing with the executive leadership team, designate and announce regular quarterly and special trading blackout periods during which Control Group Members (as defined in Addendum A) may not trade in Company securities.

•	Make this Policy available to all directors, officers, employees and dedicated contractors and provide for additional securities trading compliance training.
•	Assist in the preparation and filing of all required SEC reports relating to insider trading in Company securities.
•	Ensure public disclosure of this Policy and Addendums as required by the SEC.
•	Revise the Policy as necessary to reflect changes in federal or state insider trading laws and regulations, or as otherwise deemed necessary or appropriate.

The Chief Compliance Officer may designate one or more individuals who may perform such duties.

ADDITIONAL GUIDANCE OR QUESTIONS

Any Insider who is unsure whether the information that he or she possesses is material or nonpublic or otherwise has questions concerning this Policy should consult the Chief Compliance Officer for guidance before trading in Company securities.

THIS POLICY IS NOT LEGAL ADVICE

This Policy and the Policy Addendums set forth only a general discussion of the prohibited conduct regulated by U.S. law; they are not complete descriptions of the law and are not intended to be and should not be relied on as legal advice.

RELATED ATTACHMENTS, POLICIES OR PROCEDURES

Policy No.	Name / Hyperlink
N/A	Code of Business Conduct
Addendum A	Additional Provisions for Reporting Persons and Control Group Members
Addendum B	Additional Provisions for Rule 10b5-1 Trading Plans

REVISION HISTORY

Revision Code	Effective Date	Description of Changes
C	4/22/2020	Updated the quarterly trading/blackout windows
D	3/28/2023	Revised Rule 10b5-1 guidelines pursuant to new SEC rules and regulations and moved special restrictions relating to Reporting Persons, Control Group Members and trading plans to addendums.

ADDITIONAL PROVISIONS FOR REPORTING PERSONS AND CONTROL GROUP MEMBERS

1.	Definitions.

a.

Reporting Persons. Pursuant to Section 16 of the Securities Exchange Act of 1934 (the “Exchange Act”), each member of the Company’s Board and certain officers of the Company are designated by the Board as “Reporting Persons” who are required to adhere to strict Section 16 reporting requirements. Transactions in Company securities made by a Reporting Person’s Immediate Family Members are also subject to such Reporting Person’s compliance and reporting obligations.

b.

Control Group Member. Generally, members of the Control Group are limited to the Company’s Board, executive officers and employees who may have access to key financial information or other material developments concerning the Company. Any individual who is designated a Control Group Member shall be advised by the Company’s Legal Department in writing.

2.	Trading Windows.

a.

Trading Only While Trading Window is Open. Subject to certain exceptions set forth pursuant to an approved Rule 10b5-1 trading plan (see Addendum B) or hardship trade, Control Group Members may not engage in market transactions involving Archrock securities when the trading window is “closed.”

•	The trading window closes when the market closes on the last business day of each quarter.
•

The trading window opens when the market opens on the third trading day after the Company’s public release of its earnings for that quarter (the “Control Group blackout period”). For the avoidance of doubt, the first trading day “after the Company’s public release of its earnings” shall be the day of such earnings release, provided that the Company has filed an 8-K announcing its earnings for the reporting period before 10:00 a.m. Central Time on such day.

b.

No Trading While Aware of Material Nonpublic Information. Notwithstanding the provisions of the immediately preceding section, any Control Group Member who is in possession of material nonpublic information regarding the Company may not trade in Company securities during an open trading window until the close of trading on the first full trading day following the Company’s widespread public release of such information.

c.

Exceptions for Hardship Cases. The Chief Compliance Officer may, on a case-by-case basis, authorize trading in Company securities outside of the applicable trading windows (but not during special trading blackout periods) due to financial hardship or other hardships, but only in accordance with the procedures set forth below.

3.	Procedures for Approving Trades by Reporting Persons and Hardship Cases.

a.

Trades by Reporting Persons. All transactions in Company securities by Reporting Persons, including their Immediate Family Members, must be approved in advance by the Chief Compliance Officer, even when the trading window is open, according to the following procedures:

•	the individual has notified the Chief Compliance Officer in writing prior to the proposed trade(s), of the amount and nature of the proposed trade(s),
•

the individual has certified to the Chief Compliance Officer in writing, no more than two business days prior to the proposed trade(s), that he or she is not aware of material nonpublic information regarding the Company, and

•	the Chief Compliance Officer has approved the trade in writing.

b.

Hardship Trades. The Chief Compliance Officer may, on a case-by-case basis, authorize trading in Company securities outside of an applicable trading window due to financial hardship or other hardships only after:

•	the person trading has notified the Chief Compliance Officer in writing of the circumstances of the hardship and the amount and nature of the proposed trade(s),
•

the person trading has certified to the Chief Compliance Officer in writing, no more than two business days prior to the proposed trade(s), that he or she is not aware of material nonpublic information concerning the Company, and

•	the Chief Compliance Officer has approved the terms of the hardship trade in writing.

Approval of a hardship trade in one instance does not create a presumption that similar approval will be given in the future.

c.

Chief Compliance Officer Trades. If the Chief Compliance Officer desires to complete any trades involving Company securities, he or she must first obtain the approval of the Chief Executive Officer or the Chief Financial Officer of the Company.

c.

No Obligation to Approve Trades. The existence of the foregoing approval procedures does not in any way obligate the Chief Compliance Officer (or, in the case of any trade by the Chief Compliance Officer, the Chief Executive Officer or the Chief Financial Officer of the Company) to approve any trades requested by a Reporting Person, a hardship applicant or the Chief Compliance Officer.

4.	Compliance and Reporting Requirements.

a.

Opposite Way Transactions. All Reporting Persons are subject to the "short-swing" profit rules imposed by Section 16 of the Exchange Act, which states that an Insider should return to the Company profits realized from the purchase and sale (or sale and purchase) of Company securities when such opposite way transactions occur within the same six-month period. The Chief Compliance Officer is responsible for determining and administering the disgorgement of profits in the event of a trade by a Reporting Person under the short-swing profit rules. Certain transactions are exempt from the short-swing profit rule (e.g., the withholding of shares for taxes associated with equity vesting). Questions should be directed to the Chief Compliance Officer.

b.

Reporting. All Reporting Persons are subject to certain reporting requirements, such as Form 3, 4, and 5 filings under Section 16 of the Exchange Act. Reporting Persons who are subject to these requirements will be notified by the Chief Compliance Officer and are required to follow the procedures established to assist in meeting these disclosure requirements.

RULE 10b5-1 TRADING PLANS

1.

General Information. Under Rule 10b5-1 of the Exchange Act, an individual has an affirmative defense against an allegation of insider trading if he or she demonstrates that the purchase, sale or trade in question took place pursuant to a binding contract, specific instruction or written plan that was put into place before he or she became aware of material nonpublic information. Such contracts, irrevocable instructions and plans are commonly referred to as Rule 10b5-1 plans (a “trading plan”).

Trading plans have the obvious advantage of protecting against insider trading liability. However, they also require advance commitments regarding the amounts, prices and timing of purchases or sales of Company securities and thus limit flexibility and discretion. In addition, once a trading plan has been adopted, it is generally not advisable to amend or modify such plan. Accordingly, while some individuals may find trading plans attractive, they may not be suitable for all Insiders.

2.Specific Requirements.

a.

Pre-Approval. For a trading plan to serve as an adequate defense against an allegation of insider trading, a number of legal requirements must be satisfied. Accordingly, anyone wishing to establish a trading plan must first receive approval from the Chief Compliance Officer or his or her designee and provide sufficient notice for the terms of the trading plan to be reviewed and approved by the Chief Compliance Officer.

b.

Timing. An individual desiring to enter into a trading plan must enter into the trading plan during an open trading window. Even if the trading window is open, the individual must not be in possession of material nonpublic information when entering into a trading plan.

c.

Good Faith Requirements. An individual must act in good faith when entering into and throughout the duration of the trading plan. As an example, the affirmative defense would not be available for an individual who influences the timing of a corporate disclosure to benefit a planned trade under a trading plan.

d.	Certifications. The individual must personally certify in the trading plan that they:
•	are not aware of any material nonpublic information about the security or the Company; and
•	are adopting the trading plan in good faith and not as part of a plan or scheme to evade insider trading prohibitions.

e.

Required Information. The trading plan must either specify the amounts, prices and dates of all transactions under the trading plan, or provide a written formula, algorithm or computer program for determining the amount, price and date of the transactions, and must prohibit the individual adopting or modifying such trading plan from exercising any subsequent influence over the transactions.

f.

Waiting Period. A waiting period between the date the trading plan is adopted or modified and the date of the first possible transaction under the trading plan is required pursuant to the rules of the SEC. This “cooling off” period for Reporting Persons must be the later of:

•	90 days following trading plan adoption or modification; or
•	2 business days following the disclosure in Forms 10-K or 10-Q of the Company’s financial results for the fiscal quarter in which the trading plan was adopted or modified.

In any case, such waiting period shall not exceed 120 days following trading plan adoption or modification.

The “cooling off” period for non-Reporting Person employees and any other persons, other than the Company, must be at least 30 days following trading plan adoption or modification.

g.	Overlapping Trading Plans. An individual may not enter into multiple trading plans which provide for trades during an overlapping time period unless:
•

such trading plans only authorize the sale of securities necessary to satisfy tax withholding obligations in connection with the vesting of a compensatory award (e.g., restricted stock or restricted stock units); and

•	the individual does not otherwise exercise control over the timing of such sales.

h.

Plan Amendment or Termination. Approval of the Chief Compliance Officer is required to amend or terminate a trading plan. An individual may only modify a trading plan outside of a blackout period and, in any event, when the individual does not possess material nonpublic information Amendments are highly discouraged and may compromise the affirmative defense under the SEC’s Rule 10b5-1 trading rules.

i.

Trades Outside of a Trading Plan. An individual with a trading plan in effect should be aware that trades made outside of such trading plan during the same period the trading plan is in effect will not be afforded the safe-harbor protections of Rule 10b5-1.

j.

Reporting. Market transactions made by Reporting Persons pursuant to a trading plan shall be indicated on Forms 4 and 5. In addition, the adoption, modification or termination of a trading plan by any director or officer shall be reported in the Company’s Form 10-Q or Form 10-K for the reporting quarter and shall include the material terms of such adoption, modification or termination.

k.	Company Authority. The Chief Compliance Officer or his or her designee may exercise the Company’s right to suspend all trading in its stock under a trading plan with notice to the applicable broker.